EXHIBIT 99.1

NEWS RELEASE	For Further Information Contact:
Donald R. Head, Chairman
Capital Title Group, Inc.
(480) 624-4200

FOR IMMEDIATE RELEASE	Rudy R. Miller,
Chairman
The Miller Group
Investor Relations for the Company
(602) 225-0504
ctgi@themillergroup.net

CAPITAL TITLE GROUP’S EARNINGS ROSE OVER 300% IN THE THIRD QUARTER

COMPANY ANNOUNCES FIRST QUARTERLY DIVIDEND

SCOTTSDALE, ARIZONA, October 28, 2003 — Capital Title Group, Inc. (Nasdaq: CTGI) — a leading regional title agency, title insurance underwriter and provider of real estate-related services, delivered another quarter of record results for the three and nine-month periods ended September 30, 2003. Earnings per share for the third quarter rose to $.27, on a fully diluted basis compared to $.08 in the prior year. Year-to-date, earnings per share were up 318%, to a total of $.71, on a fully diluted basis.

Dividend Declared

Capital Title Group also reported that the Board of Directors declared the company’s first quarterly cash dividend in the amount of $.02 per common share. The cash dividend will be payable January 20, 2004 to stockholders of record at the close of business on January 6, 2004.

Statement of Record Results for Q3 and Nine Month Period Ended September 30, 2003

Revenue for the first nine months of year 2003 was $198.3 million, an increase of 177% over revenue of $71.5 million for the comparable nine-month period in 2002. Pre-tax income rose to $24.8 million from $5.5 million in 2002, an increase of 355%. Net income available for common shares for the nine month period ended September 30, 2003 was a record $14.0 million or $.71 per diluted share, compared to September 30, 2002 when net income was $3.1 million or $.17 per diluted share.

For the three-month period ended September 30, 2003, revenue was $73.5 million an increase of 134% compared to $31.4 million in the comparable three-month period in 2002. Pre-tax income was $9.6 million, an increase of 301% in the third quarter 2003, compared to $2.4 million in the third quarter of 2002. Net income available for common shares for the third quarter was $5.4 million or $.27 per diluted share compared to $1.4 million or $.08 per diluted share in the comparable 2002 three-month period.

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“This was a terrific quarter of solid core operations,” stated Donald R. Head, chairman, president and chief executive officer. “The strong, record results reflect the benefits the company is realizing from its acquisition of Nations Holding Group in 2002 and the continuation of the strong housing market in Arizona, California and Nevada.

“As demand in the refinance market subsides, we are reducing costs associated with the heavy demand period when we utilized overtime and temporary help to serve our clients. Capital Title’s core business strategy is focused on the residential re-sale market and this concept has served us well. We have an experienced management team that is well versed in the title industry and is committed to growing Capital Title’s market share while managing the bottom line. At the same time we will continue to focus on enhancing shareholder value.”

The company enters 2004 with a strong base of operations and will continue to evaluate additional acquisition candidates.

Mark C. Walker, vice president and chief financial officer stated, “The company’s first cash dividend was declared by the Board of Directors for payment in January 2004. Our business is generating substantial cash flow, we have a strong balance sheet and our record results reflect our operating strengths. The Board believes Capital Title is in an excellent position to pay a dividend thus providing our investors the opportunity to participate in the company’s success without having to sell their stock position.”

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. provides title insurance and other related services to residential and commercial customers in the real estate industry through its subsidiaries – Capital Title Agency, Nations Holding Group, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada and AdvantageWare – with 123 offices in Arizona, California and Nevada. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California and Nevada through United Title Insurance Company, a subsidiary of Nations Holding Group. The combined companies have in excess of 1,800 employees.

Visit our web sites:

www.capitaltitlegroup.com	www.newcenturytitle.com
www.capitaltitle.com	www.unitedtitle.com
www.firstcal.com	www.landtitle-nv.com
www.awiware.com

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Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS:

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002
	(in thousands, except per share data)
Revenue	$73,451	$31,442	$198,275	$71,515
Expenses	63,876	29,056	173,452	66,064

Income before income taxes	9,575	2,386	24,823	5,451
Income tax expense	3,815	976	9,817	2,276

Net income	5,760	1,410	15,006	3,175
Dividends on preferred stock	353	50	1,048	50

Earnings attributable to common shares	$5,407	$1,360	$13,958	$3,125

Net income per common share:
Basic	$0.30	$0.08	$0.77	$0.18
Diluted	$0.27	$0.08	$0.71	$0.17
Weighted average number of common shares outstanding
Basic	18,222,710	17,540,713	18,087,195	17,352,065
Diluted	20,165,998	18,023,349	19,618,885	18,090,528

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